Exhibit 23.04

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Vocera Communications, Inc. of our report dated July 22, 2011 relating to the financial statements of the OptiVox product line of The White Stone Group, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PERSHING YOAKLEY & ASSOCIATES, P.C.

Knoxville, Tennessee

August 1, 2011